The Andersons, Inc.
480 W. Dussel Drive
Maumee, Ohio 43537

FOR IMMEDIATE RELEASE            AT THE COMPANY: Gary Smith (419) 891 — 6417
WEDNESDAY, FEBRUARY 9, 2005

THE ANDERSONS, INC. REPORTS RECORD 4TH QTR. & FULL YEAR EARNINGS
EPS OF $2.55 FOR YEAR VS. $1.59 IN 2003
Full Year Net Income of $19.1 Million Up 64%

MAUMEE, OHIO, FEBRUARY 9, 2005—The Andersons, Inc. (Nasdaq: ANDE), today announced fourth-quarter 2004 net income of $8.3 million, or $1.09 per diluted share. In the same three-month period of 2003, the company’s net income was $6.7 million, or $0.91 per diluted share. Full-year net income amounted to $19.1 million, or $2.55 per diluted share. In 2003, the company’s net income was $11.7 million, or $1.59 per diluted share. Total revenues were $374 million for the fourth quarter this year compared to $443 million a year ago. Full-year revenues of $1.28 billion in the year just ended were $28 million higher than 2003.

The Agriculture Group’s fourth-quarter and full-year results both established new income performance records. Operating income was $11.6 million for the quarter, $1.8 million higher than the $9.8 million the group generated a year earlier. Full-year operating income in 2004 was $21.3 million. This was $7.4 million above the $13.9 million achieved in 2003. Revenues of $288 million for the fourth quarter this year were $75 million below last year primarily due to lower average grain prices. Full-year revenues of $909 million were $10 million higher than the previous year. Record corn and soybean production in the U.S. this year enabled the group’s elevators to achieve strong earnings from grain storage in the fourth quarter of 2004, and full-year grain space income was the highest it’s been in three years. Operating income in the group’s plant nutrient business this year was its second best year ever. As a result of tonnage growth of more than 10% and price increases in certain products, revenues increased significantly. Average gross margins were slightly lower than the prior year. During the year, the Agriculture Group acquired an elevator in Oakville, Indiana, continued to benefit from its investment in Lansing Grain, a grain trading company, and sold two underperforming farm centers. The group has also been evaluating the possibility of investing in ethanol production facilities in its region.

The Rail Group’s operating income of $2.8 million in the fourth quarter of 2004 was $1.1 million above the $1.7 million it earned in the year-earlier three-month period. Revenues of $15.7 million for the quarter were 76 percent higher than the $8.9 generated in the comparable period of 2003. Full-year income of $11.0 million and revenues of $59.3 million also exceeded 2003 results by a wide margin. In 2003, the group had earned $4.1 million on revenues of $35.2 million. Contributing to the group’s significant income growth in 2004 was a large acquisition made early in the year. This transaction dramatically increased the number of railcars the group owns directly, leases, or manages for others throughout North America and improved the group’s overall operating efficiency.

The Processing Group typically incurs an operating loss during the fourth quarter. This year the loss amounted to $2.5 million, on revenues of $21.7 million. During the same three-month period in 2003, the group’s operating loss was $1.5 million, with revenues of $20.9 million. In the most recent three-month period, turf-care product volumes were up slightly but were offset by higher employment-related costs and other non-recurring realignment charges. For the full calendar year, turf-care product volumes were lower, and the group incurred an operating loss of $0.1 million, or $1.1 million below the $1.0 million operating income it achieved in 2003. Full-year revenues of $128 million in 2004 were $6 million below last year. Margin pressure in the group’s cob-based products business also contributed to the decline in the group’s operating income. In response to these conditions, the group has closed a lawn products manufacturing operation in Pennsylvania and has reduced certain sales, general and administrative expenses. It has also reduced year-end inventories of turf-care products by 23 percent versus 2003.

The Retail Group reported revenues of $48.5 million for the fourth quarter of 2004, a 3.3 percent decrease in same-store sales compared to the same three-month period in 2003. Sales of $179 million for the full year were flat compared to the group’s 2003 experience. Customer counts and average gross margins were also relatively unchanged, but expenses increased versus 2003, both for the quarter and the full year. As a result, the group achieved an operating income of $0.9 million for the quarter, about $0.9 million below the prior year. For the full calendar year, operating income was $2.1 million in 2004, compared to $3.4 million in 2003. It was noted that competitors had opened several new stores in the group’s region during the past year, especially in the Lima and Toledo, Ohio market areas.

“All considered, our overall performance in 2004 was very gratifying,” said President and Chief Executive Officer Mike Anderson. “Agriculture and Rail both posted exceptional results, the company set new earnings records, for the quarter as well as the year, and cash provided by operating activities has been very strong. We were able to achieve these results in spite of unusually high energy prices, continued escalation in health care costs, and a huge investment in terms of employees’ time and significant external expenditures that we incurred in connection with the initial year of the new Sarbanes-Oxley regulations.”

The company will host a webcast on Thursday, February 10, 2005 at 10:00 A.M. EST, to discuss its 2004 performance. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial materials formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in six U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their audit. Subsequent events may occur or additional information may arise that could have an effect on the final year-end financial information. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)

	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	December 31	December 31	December 31	December 31
(in thousands, except per common share data)	2004	2003	2004	2003
Sales and merchandising revenues	$373,642	$443,136	$1,275,273	$1,246,964
Cost of sales and merchandising revenues	317,413	389,892	1,086,174	1,082,870

Gross profit	56,229	53,244	189,099	164,094
Operating, administrative and general expenses	43,215	42,074	154,895	143,129
Interest expense	2,671	1,929	10,545	8,048
Other income / gains:	2,322	1,232	6,444	5,048

Income before income taxes	12,665	10,473	30,103	17,965
Income taxes	4,385	3,736	10,959	6,264

Net income	$8,280	$6,737	$19,144	$11,701

Per common share:
Basic earnings	$1.14	$0.94	$2.64	$1.64

Diluted earnings	$1.09	$0.91	$2.55	$1.59

Dividend paid	$0.080	$0.070	$0.305	$0.280

Weighted average shares outstanding-basic	7,292	7,147	7,247	7,141

Weighted average shares outstanding-diluted	7,568	7,388	7,498	7,340

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31
(in thousands)	2004	2003
Assets

Current assets:
Cash and cash equivalents	$8,439	$6,444
Restricted cash	1,532	—
Accounts and notes receivable (net) and margin deposits	66,235	68,546
Inventories	251,428	259,755
Other current assets	30,659	22,234
Total current assets	358,293	356,979
Other assets	20,628	13,702
Railcar assets leased to others, net	101,358	29,489
Property, plant and equipment, net	92,510	92,449

	$572,789	$492,619

Liabilities and Shareholders’ equity

Current liabilities:
Notes payable	$12,100	$48,000
Other current liabilities	240,447	219,447
Total current liabilities	252,547	267,447
Deferred items and other long-term liabilities	32,220	27,254
Long-term debt – non-recourse	64,343	—
Long-term debt	89,803	82,127
Shareholders’ equity	133,876	115,791

	$572,789	$492,619

The Andersons, Inc.
Segment Data
(Unaudited)

	Agriculture	Rail	Processing	Retail	Other	Total
Quarter ended December 31, 2004
Revenue from external customers	$287,684	$15,685	$21,738	$48,535	$—	$373,642
Gross Profit	31,017	7,395	3,976	13,841	—	56,229
Other income	1,132	627	143	215	205	2,322
Operating income (loss)	11,622	2,779	(2,515)	951	(172)	12,665
Quarter ended December 31, 2003
Revenue from external customers	363,130	8,885	20,945	50,176	—	443,136
Gross Profit	28,568	5,039	5,316	14,321	—	53,244
Other income	813	(123)	182	146	214	1,232
Operating income (loss)	9,834	1,689	(1,545)	1,839	(1,344)	10,473
Year ended December 31, 2004
Revenue from external customers	909,480	59,283	127,814	178,696	—	1,275,273
Gross Profit	87,372	28,793	21,503	51,431	—	189,099
Other income	3,543	963	596	756	586	6,444
Operating income (loss)	21,302	10,986	(144)	2,108	(4,149)	30,103
Year ended December 31, 2003
Revenue from external customers	899,174	35,200	134,017	178,573	—	1,246,964
Gross Profit	76,706	13,626	23,367	50,395	—	164,094
Other income	2,518	90	964	835	641	5,048
Operating income (loss)	13,868	4,062	1,022	3,413	(4,400)	17,965